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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              BIG CITY RADIO, INC.,

                            BIG CITY RADIO-LA, L.L.C.

                                   as Seller,

                                       and

                     ENTRAVISION COMMUNICATIONS CORPORATION,

                                  as Purchaser





                          Dated as of December 23, 2002

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                                TABLE OF CONTENTS

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ARTICLE 1. DEFINITIONS AND REFERENCES..........................................1
ARTICLE 2. PURCHASE AND SALE...................................................1
2.1.   Purchase and Sale of Assets.............................................1
        2.1.1.  FCC Licenses...................................................2
        2.1.2.  Leased Transmitter Sites.......................................2
        2.1.3.  Transmitter Equipment..........................................2
        2.1.4.  Studio Sites...................................................2
        2.1.5.  Studio Equipment...............................................2
        2.1.6.  Certain Intangible Property....................................2
        2.1.7.  Business Records...............................................3
2.2.   Excluded Assets.........................................................3
        2.2.1.  Cash...........................................................3
        2.2.2.  Accounts Receivables...........................................3
        2.2.3.  Deposits and Prepaid Expenses..................................3
        2.2.5.  Securities.....................................................3
        2.2.6.  Insurance......................................................4
        2.2.7.  Time Sales Agreements..........................................4
        2.2.8.  Pre-Closing Claims.............................................4
        2.2.9.  Rights Under this Agreement....................................4
        2.2.10. Employee Benefit Plans.........................................4
        2.2.11. Name...........................................................4
2.3.   Assumed Contracts.......................................................4
2.4.   No Liabilities..........................................................4
     2.4.1.   Liabilities Related to the Excluded Assets.......................5
     2.4.2.   Liabilities Prior to the Closing Date............................5
     2.4.3.   Taxes............................................................5
     2.4.4.   Employees........................................................5
     2.4.5.   Liabilities Related to this Agreement........................... 5
ARTICLE 3. ESCROW DEPOSIT; PURCHASE PRICE; CLOSING.............................6
3.1.   Escrow Deposit..........................................................6
3.2.   Purchase Price..........................................................6
3.3.   Time of Closing.........................................................6
3.4.   Closing Procedures......................................................7
3.5.   Allocation of Purchase Price............................................7
3.6.   Prorations..............................................................8
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER............................8
4.1.   Organization; Good Standing.............................................8
4.2.   Due Authorization.......................................................9
4.3.   Execution and Delivery..................................................9
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4.4.  Governmental Approvals..................................................9
4.5.  Title to Personal Property.............................................10
4.6.  Transmitter and Studio Sites...........................................10
4.7.  Tangible Personal Property.............................................10
4.8.  FCC Licenses...........................................................10
4.9.  Reports................................................................11
4.10. Taxes..................................................................11
4.11. Environmental Matters..................................................12
4.12. Litigation.............................................................12
4.13. Contracts and Agreements...............................................13
4.14. Business Records.......................................................13
4.15. Third Party Consents...................................................13
4.16. Finders and Brokers....................................................13
4.17. Disclaimer of Warranties; Limitations of Warranties....................13
4.18.  Registration Statement and Information Statement......................14
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................14
5.1.  Organization and Good Standing.........................................14
5.2.  Due Authorization......................................................14
5.3.  Execution and Delivery.................................................15
5.4.  Consents...............................................................15
5.5.  Finders and Brokers....................................................15
5.6.  Qualification..........................................................16
5.7.  Financial Ability......................................................16
5.8.  Issuance of the Shares.................................................16
5.9.  Registration Statement and Information Statement.......................17
5.10. SEC Reports............................................................17
ARTICLE 6. CERTAIN COVENANTS AND AGREEMENTS..................................17
6.1.  Regulatory Approvals...................................................17
6.2.  Third Party Consents and Notices.......................................19
6.3.  Access to Information..................................................20
6.4.  Confidentiality........................................................21
6.5.  Public Announcements...................................................21
6.6.  Ordinary Course of Business............................................21
6.7.  Control of the Station.................................................22
6.8.  Risk of Loss...........................................................22
6.9.  Collection of Receivables..............................................22
6.10. Time Brokerage Agreement...............................................23
6.11. Filings; Other Actions.................................................23
ARTICLE 7. CONDITIONS TO PURCHASER'S CLOSING.................................25
7.1.  Representations and Warranties.........................................25
7.2.  Covenants..............................................................25
7.3.  FCC Order..............................................................26
7.4.  HSR Act................................................................26

                                      -ii-

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7.5.      No Orders.......................................................... 26
7.6.      Third Party Consents............................................... 26
7.7.      Closing Deliveries................................................. 26
           7.8.     Registration Statement................................... 26
           7.9.      Information Statement................................... 27
ARTICLE 8. CONDITIONS TO SELLER'S CLOSING.................................... 27
8.1.      Representations and Warranties..................................... 27
8.2.      Covenants.......................................................... 27
8.3.      FCC Order.......................................................... 27
8.4.      HSR Act............................................................ 27
8.5.      No Orders.......................................................... 28
8.6.      Closing Deliveries................................................. 28
           8.8.     Registration Statement................................... 28
           8.9.      Information Statement................................... 28
ARTICLE 9. DOCUMENTS TO BE DELIVERED AT CLOSING.............................. 28
9.1.      Delivery by Seller................................................. 28
9.2.      Delivery by Purchaser.............................................. 29
ARTICLE 10. TERMINATION...................................................... 29
10.1.     Termination........................................................ 29
10.2.     Effect of Termination.............................................. 30
10.3.     Release of Deposit................................................. 30
ARTICLE 11. MISCELLANEOUS PROVISIONS......................................... 31
11.1.     Survival........................................................... 31
11.2.     Specific Performance............................................... 31
11.3.     Additional Actions, Documents and Information...................... 31
11.4.     Fees and Expenses.................................................. 31
11.5.     Transfer Taxes..................................................... 32
11.6.     Notices............................................................ 32
11.7.     Waiver............................................................. 33
11.8.     Benefit and Assignment............................................. 34
11.9.     Entire Agreement; Amendment........................................ 34
11.10.     Severability...................................................... 34
11.11.     Headings.......................................................... 34
11.12.     Governing Law; Jurisdiction....................................... 35
11.13.     Signature in Counterparts......................................... 35

                                     -iii-

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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 23/rd/ day of December, 2002, by and among Big City Radio, Inc., a Delaware corporation ("BCR"), BIG CITY RADIO-LA, L.L.C., a Delaware limited liability company ("BCR License Sub"; BCR, together with BCR License Sub, "Seller"), and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation ("Purchaser").

     WHEREAS, Seller is the licensee of the following radio broadcast stations (collectively the "Stations"): KVYY-FM, licensed to Ventura, California; KLYY-FM, licensed to Arcadia, California; and KSYY-FM, licensed to Fallbrook, California;

     WHEREAS, Seller owns the assets which are used in the operation of the Stations; and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the radio station properties and assets relating to the Stations as described herein under the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

     Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                   ARTICLE 2.
                                PURCHASE AND SALE

2.1. Purchase and Sale of Assets.

     Subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall

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purchase and accept from Seller, all right, title and interest of Seller in and to all of the assets relating to the Stations (the "Purchased Assets"), free and clear of all Liens (other than Permitted Liens), including:

     2.1.1.  FCC Licenses.

             All licenses, construction permits or authorizations issued by or pending before the FCC for use in the operation of the Stations that are set forth on Schedule 2.1.1 attached hereto, together with any and all renewals, extensions and modifications thereof (the "FCC Licenses").

     2.1.2.  Leased Transmitter Sites.

             The leasehold interests of Seller at each of the sites described on
Schedule 2.1.2 hereto (the "Leased Transmitter Sites").

     2.1.3.  Transmitter Equipment.

             The broadcast towers, antennas, main and back-up transmitters and generators, STLs and other tangible personal property owned by Seller and located, or otherwise held for use, at the Leased Transmitter Sites, together with replacements thereof and additions thereto made between the date hereof and the Closing.

     2.1.4.  Studio Sites.

             The leasehold interests of Seller at each of the sites described on
Schedule 2.1.4 hereto (the "Studio Sites").

     2.1.5.  Studio Equipment.

             All studio equipment, production and imaging equipment, office equipment, furniture, vehicles and other items of tangible personal property owned by Seller and used, or held for use, in the operation of the Stations, together with replacements thereof and additions thereto made between the date hereof and the Closing.

     2.1.6.  Certain Intangible Property.

             All intellectual property of Seller related to the operation of the Stations, including promotional materials, tapes, record libraries, the call letters, Marti frequencies trademarks, trade names, copyrights, internet domain names and similar items of intellectual property of the Stations, including all of Seller's rights to use the trade name "Viva 107.1", and including all of Seller's rights to use the

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trade names "Viva" and "Viva Alternativa" in any of the geographic areas served by the Stations as of the date hereof.

     2.1.7.  Business Records.

             Unless as may be otherwise required by law, the books and records related to the Purchased Assets, such as property tax records, logs, all materials maintained in the FCC public file relating to the Stations, technical data, political advertising records and all other records, correspondence with and documents pertaining to governmental authorities and similar third parties (the "Business Records").

2.2. Excluded Assets.

     Notwithstanding the terms of Section 2.1, Seller shall not assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase and accept, and the Purchased Assets shall not include, any of Seller's right, title and interest in and to any of the following assets (the "Excluded Assets"):

     2.2.1.  Cash.

             All cash and cash equivalents of Seller or the Stations on hand on the day immediately preceding the Closing Date.

     2.2.2.  Accounts Receivables.

             Any accounts receivable, notes receivable or other receivables of Seller (including Tax refunds).

     2.2.3.  Deposits and Prepaid Expenses.

             All deposits and prepaid expenses of the Stations.

     2.2.4.  Certain Books and Records.

             Seller's corporate seal, minute books, charter documents corporate stock record books and other books and records that pertain to the organization of Seller.

     2.2.5.  Securities.

             All securities of any kind owned by Seller.

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     2.2.6.  Insurance.

             All insurance contracts or proceeds thereof.

     2.2.7.  Time Sales Agreements.

             All time sales agreements or barter rights of the Stations.

     2.2.8.  Pre-Closing Claims.

             All claims arising out of acts occurring prior to the Closing Date, or claims that relate to the period prior to the Closing Date.

     2.2.9.  Rights Under this Agreement.

             All of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby or thereby.

     2.2.10. Employee Benefit Plans.

             All pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans.

     2.2.11. Name.

             All rights to the name "Big City" and "Big City Radio" and any logo or variation thereof and the goodwill associated therewith, and all rights of Seller to the trade name "Viva" and any derivatives thereof except to the extent set forth in Section 2.1.6.

2.3. Assumed Contracts.

     At the Closing, Purchaser shall assume the obligations of Seller for periods on and after the Closing Date under the agreements set forth on Schedule
2.3 hereof (the "Assumed Contracts"), and Purchaser agrees to pay and perform the Assumed Contracts from and after the Closing Date.

2.4. No Liabilities.

     Except as specifically set forth in Section 2.3 above, Purchaser does not assume, and shall in no event be liable for, any Liability of the Stations or Seller, including the following Liabilities:

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     2.4.1.  Liabilities Related to the Excluded Assets.

     Any Liabilities of Seller incurred, arising from or out of, in connection with or as a result of claims made by or against Seller with respect to the Excluded Assets.

     2.4.2.  Liabilities Prior to the Closing Date.

     Except as provided in the Time Brokerage Agreement, any Liabilities incurred, arising from or out of, in connection with or as a result of the operation of the Stations or the ownership or use of the Purchased Assets prior to the Closing Date, and any Liabilities incurred, arising from or out of, in connection with or as a result of Seller's operations of any assets other than the Stations, the condition of Seller's other assets or places of business prior to the Closing Date.

     2.4.3.  Taxes.

     Any Liabilities of Seller for any Taxes.

     2.4.4.  Employees.

     Any Liabilities to former or current officers, directors, employees, shareholders or Affiliates of Seller, including any Liabilities of Seller in connection with any employment agreements or contracts, employee benefit plans or collective bargaining, labor or employment agreements or other similar arrangements or obligations in respect of retiree health benefits.

     2.4.5.  Liabilities Related to this Agreement.

     Any Liabilities of Seller incurred, arising from or out of, or in connection with this Agreement, the transactions contemplated hereby, or the events or negotiations leading up to this Agreement.

     2.4.6.  Accounts Payable.

             Seller's accounts payable as of the Closing.

     2.4.7.  Litigation.

             Any existing, pending or future litigation of Seller related to any of the Liabilities set forth in this Section 2.4 or otherwise incurred, arising out of, or related to events occurring prior to the Closing Date, including the litigation set forth on Schedule 4.12.

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                                   ARTICLE 3.
                     ESCROW DEPOSIT; PURCHASE PRICE; CLOSING

3.1.     Escrow Deposit.

         For and in partial consideration of the execution and delivery of this Agreement, within one (1) Business Day after the execution and delivery of this Agreement, Purchaser shall deposit in escrow with United Bank, 1667 K Street, N.W., Washington, D.C. 20006 (the "Deposit Escrow Agent"), an amount equal to One Million Dollars ($1,000,000) in cash, said amount to be held as an earnest money deposit (the "Deposit"), in accordance with the terms and conditions of this Agreement and the Deposit Escrow Agreement dated as of the date hereof among Purchaser, Seller and the Deposit Escrow Agent (the "Deposit Escrow Agreement").

3.2.     Purchase Price.

         3.2.1. The aggregate consideration to be paid by Purchaser for the Purchased Assets shall consist of the Cash Payment and the Shares (collectively, the "Purchase Price"). Purchaser shall pay the Purchase Price to Seller at Closing in the manner set forth in Section 3.2.2.

         3.2.2. At the Closing, (a) Purchaser shall pay One Hundred Million Dollars ($100,000,000) in cash (the "Cash Payment") to Seller by wire transfer of immediately available funds to an account or accounts identified by Seller in writing at least three (3) Business Days prior to Closing; and (b) Purchaser shall deliver to Seller a stock certificate or stock certificates evidencing Three Million Seven Hundred Sixty-Six Thousand Four Hundred Seventy-Eight (3,766,478) shares of Class A Common Stock, par value $.0001 per share, of Purchaser (the "Shares") free and clear of all Liens and restrictions on transfer; provided, however, that the number of Shares shall be adjusted to reflect any stock dividends, combinations, splits or similar recapitalization events occurring or having occurred between the date of this Agreement and the Closing with respect to the Class A Common Stock of Purchaser.

3.3.     Time of Closing.

         The closing for the sale and purchase of the Purchased Assets (the "Closing") shall be held at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102 (or such other place as may be agreed upon by the parties in writing). Subject to the satisfaction or waiver of the conditions precedent set forth in Article 7 and Article 8 of this Agreement, the Closing shall occur on such date (the "Closing Date") that is the fifth (5/th/) Business

Day after the date on which the FCC Order shall have been granted. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

3.4.     Closing Procedures.

         At the Closing, Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (a) pay the Cash Payment to Seller in accordance with Section 3.2 above, (b) deliver a stock certificate or stock certificates evidencing the Shares to Seller in accordance with Section 3.2 above, and (c) execute and deliver an assumption agreement with respect to the Assumed Contracts in a form reasonably acceptable to both Seller and Purchaser. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.5.     Allocation of Purchase Price.

         3.5.1. Seller and Purchaser each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the classes of Purchased Assets for each Station for all purposes (including financial, accounting and Tax purposes), as agreed by the parties within sixty
(60) days after the date hereof. If Seller and Purchaser are unable to agree on such allocation within sixty (60) days following execution of this Agreement, Seller and Purchaser agree to retain a nationally recognized appraisal firm experienced in valuing radio broadcast properties which is mutually acceptable to Seller and Purchaser (the "Appraisal Firm") to appraise the classes of Purchased Assets of each Station. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Purchased Assets of each Station and to deliver a report to Seller and Purchaser as soon as reasonably practicable. Purchaser shall pay the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated.

         3.5.2. Seller and Purchaser agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this Section 3.5, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 3.5 shall survive the Closing Date without limitation.

3.6.     Prorations.

         3.6.1. Subject to the terms and conditions of the Time Brokerage Agreement, all items of income and expense arising directly from the operation of the Stations with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder.

         3.6.2. Subject to the terms and conditions of the Time Brokerage Agreement, liability for state and local Taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fees for the Stations payable with respect to the year in which the Closing Date falls shall each be prorated as between Seller and Purchaser on the basis of the number of days of the Tax year elapsed to and including the Closing Date.

         3.6.3. Subject to the terms and conditions of the Time Brokerage Agreement, prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

         3.6.4. All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed ninety (90) days) thereafter. Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 3.6.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

4.1.     Organization; Good Standing.

         BCR License Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. BCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

4.2.     Due Authorization.

         Subject to the FCC Order and any requisite approval of BCR's stockholders, Seller has full power and authority to enter into and perform this Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement and to carry out the transactions contemplated hereby and thereby. Subject to obtaining any requisite approval of BCR's stockholders, Seller has taken all necessary action to approve the execution and delivery of this Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement and the transactions contemplated hereby and thereby. This Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement each constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. All approvals of Seller's stockholders required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, will be obtained in compliance in all material respects with applicable Laws, including the Delaware General Corporation Law.

4.3.     Execution and Delivery.

         Except as set forth on Schedule 4.3 hereto, neither the execution and delivery by Seller of this Agreement, the Deposit Escrow Agreement or the Time Brokerage Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of any provisions of Seller's organizational documents; (b) subject to the FCC Order and compliance with the HSR Act, violate any Law or Order of any court or Governmental Authority, which violation would have a Material Adverse Effect; or
(c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which it or its assets may be bound or affected.

4.4.     Governmental Approvals.

         No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement, the Deposit Escrow Agreement or the Time Brokerage Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC and those required under the HSR Act.

4.5.     Title to Personal Property.

         Except for leased property, Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of all Liens except (a) Permitted Liens, (b) Liens which will be released on or prior to the Closing, or (c) the Assumed Contracts. To Seller's knowledge, there are no Liens on the Purchased Assets which will need to be released on or prior to the Closing Date.

4.6.     Transmitter and Studio Sites.

         4.6.1. Seller has valid, binding and enforceable leasehold interests, which are free and clear of all Liens except for Permitted Liens, in and to the Leased Transmitter Sites and Studio Sites.

         4.6.2. Seller has not received any notice of, and has no knowledge of, any violation of any zoning, building, health, fire, water use or similar Law in connection with the Leased Transmitter Sites or Studio Sites. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations to the Leased Transmitter Sites or the Studio Sites or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

4.7.     Tangible Personal Property.

         Schedule 4.7 sets forth a list, complete and accurate in all material respects, of the Purchased Assets which consist of tangible personal property. All of such tangible personal property, viewed as a whole and not on an asset by asset basis, are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller.

4.8.     FCC Licenses.

         Schedule 2.1.1 lists and accurately describes all of the material FCC Licenses necessary for the lawful ownership and operation of the Stations as currently conducted. Seller has furnished to Purchaser true and accurate copies of all of the FCC Licenses. Each such FCC License is in full force and effect and is valid under applicable Laws; the Stations are being operated in compliance in all material respects with the Communications Act, and all rules, regulations and policies of the FCC; and to the knowledge of Seller, no event has occurred which

(whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any FCC License or the imposition of any material fine, forfeiture or penalty, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Stations, each of their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the FCC Licenses. The FCC Licenses are unimpaired by any act or omission of Seller or any of Seller's officers, directors or employees and, Seller has fulfilled and performed all of Seller's material obligations with respect to the FCC Licenses and has full power and authority thereunder. Except as set forth on Schedule 4.8, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation of any of the FCC Licenses.

4.9.  Reports.

      Seller has duly filed all reports required to be filed by any Law or Order of any court or Governmental Authority and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not, individually or in the aggregate, have a Material Adverse Effect. All reports required to be filed by Seller with the FCC with respect to the Stations have been filed, except where the failure to so file would not have a Material Adverse Effect. Such reports and disclosures are complete and accurate in all material respects.

4.10. Taxes.

      All Tax reports and returns required to be filed by or relating to the Purchased Assets have been filed with the appropriate Governmental Authority, and there have been paid all Taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such Taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than Taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local Tax returns that could adversely affect the Purchased Assets. All additional Taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, Taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

4.11. Environmental Matters.

      4.11.1. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Purchased Assets, Seller is in compliance with all Environmental Laws.

      4.11.2. Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, or other legal proceedings based on (and Seller has not received any written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Leased Transmitter Sites of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Leased Transmitter Sites (including into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Leased Transmitter Sites or the businesses or Purchased Assets of Seller; (d) any violation of Environmental Laws at any part of the Leased Transmitter Sites arising from Seller's activities involving Hazardous Materials.

      4.11.3. Except as would not reasonably be expected to have a Material Adverse Effect, Seller has been duly issued all permits, licenses, certificates and approvals required under any Environmental Law to operate the Purchased Assets as they are currently operated.

      4.11.4. Seller has made available to Purchaser all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Leased Transmitter Sites or Seller's compliance with Environmental Laws with respect to the Purchased Assets.

      4.11.5. Notwithstanding any other provision of this Agreement, this
Section 4.11 sets forth Seller's exclusive representations and warranties with respect to the environmental condition of the Purchased Assets, Seller's compliance with Environmental Laws, Hazardous Materials, Environmental Laws or other environmental matters. Notwithstanding any other provision of this Agreement, Purchaser hereby waives and releases all claims against Seller arising under Environmental Laws, including any statutory rights to contribution, with respect to the Purchased Assets.

4.12. Litigation.

      Except as set forth on Schedule 4.12, there is no Order of any court or Governmental Authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Stations which, if adversely determined would have a Material Adverse Effect or which challenges the validity of any of the transactions contemplated by this Agreement.

4.13. Contracts and Agreements.

      Seller is not in default in any respect under any of the Assumed Contracts, and, as of the Closing Date, Seller will have paid all sums and performed in all material respects all obligations under the Assumed Contracts which are required to be paid or performed prior to the Closing Date.

4.14. Business Records.

      Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

4.15. Third Party Consents.

      Except as set forth in Section 4.4, the only consents from any Person which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 4.15 (the "Third Party Consents").

4.16. Finders and Brokers.

      Except for Jorgenson Broadcast Brokerage (the fees and expenses of which shall be borne solely by Seller), no person has as a result of any agreement entered into by Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.17. Disclaimer of Warranties; Limitations of Warranties.

      EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

4.18. Registration Statement and Information Statement.

      None of the information to be supplied by Seller for inclusion or incorporation by reference in the Registration Statement or the information statement included therein (together with any amendments or supplements thereto, and including all information incorporated by reference therein, the "Information Statement") will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event with respect to Seller, its officers and directors or any of its subsidiaries shall occur that is required to be described in the Information Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to Seller's stockholders. The Registration Statement will comply (with respect to Seller) as to form in all material respects with the provisions of the Securities Act, and the Information Statement will comply (with respect to Seller) as to form in all material respects with the provisions of the Exchange Act.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

5.1.  Organization and Good Standing.

      Entravision License Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California. Entravision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2.  Due Authorization.

      Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement and to carry out Purchaser's obligations hereunder and thereunder. The execution and delivery of this Agreement, the Deposit Escrow Agreement and the

Time Brokerage Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of Purchaser and Entravision License Sub. This Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement have been duly executed and delivered by Purchaser and each constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

5.3.  Execution and Delivery.

      Neither the execution and delivery by Purchaser of this Agreement, the Deposit Escrow Agreement or the Time Brokerage Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser or the organizational documents of Entravision License Sub; (b) subject to the FCC Order and compliance with the HSR Act, violate any Law or Order of any court or Governmental Authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser or Entravision License Sub is a party or by which Purchaser or Entravision License Sub is bound or affected.

5.4.  Consents.

      No consent, approval, authorization, license, exemption of, filing or registration with any court or Governmental Authority is required in connection with the execution and delivery of this Agreement, the Deposit Escrow Agreement or the Time Brokerage Agreement by Purchaser or the consummation by Purchaser or Entravision License Sub of any transaction contemplated hereby or thereby, other than the consent of the FCC and those required under the HSR Act. No approval, authorization or consent of any other Person is required in connection with the execution and delivery by Purchaser of this Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement and the consummation of the transactions contemplated hereby or thereby, except as may have been previously obtained by Purchaser.

5.5.  Finders and Brokers.

      Except for UBS Warburg (the fees and expenses of which shall be borne solely by Purchaser), no person has as a result of any agreement entered into by Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.6.     Qualification.

         5.6.1. Entravision License Sub is legally, financially and otherwise qualified to be the assignee of the FCC Licenses, and no waivers shall be required by the FCC for the consummation of the transactions contemplated hereby or the grant of the FCC Order. To Purchaser's knowledge, there are no facts or proceedings which would reasonably be expected (a) to disqualify Entravision License Sub under the Communications Act from holding the FCC Licenses, (b) to cause the FCC to flag the FCC Application and/or initiate a review of the potential effects on competition of the transaction, or (c) to cause the FCC not to consent to the assignment of the FCC Licenses to Entravision License Sub.

         5.6.2. To the knowledge of Purchaser, Purchaser or any Affiliate of Purchaser shall not be required to sell, dispose of or surrender any FCC license held by Purchaser or any such Affiliate with respect to any broadcast properties, or any other properties or businesses of Purchaser or such Affiliate, as may be required under the Communications Act or the antitrust laws in order to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement or the consummation and performance of the Time Brokerage Agreement. Except as set forth on Schedule 5.6.2, neither Purchaser nor any Affiliate of Purchaser owns or possesses, and has not entered into any agreement (other than this Agreement) to acquire, any media interests (including the right to program any broadcast stations) in any of the markets in which the Stations operate.

5.7.     Financial Ability.

         Purchaser on the Closing Date will have cash and Class A Common Stock available that is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement.

5.8.     Issuance of the Shares.

         The Shares, when issued, sold and delivered to Seller at Closing, will be (a) duly and validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, (b) free and clear of all Liens, (c) duly registered under the Securities Act under a Registration Statement on Form S-4 (as the same may be amended, the "Registration Statement"), (d) freely and immediately transferable and distributable, in whole or in part, at any time by Seller, (e) free of all restrictions on transfer under applicable federal and state securities Laws or otherwise, and (f) issued in compliance with all applicable federal and state securities Laws. The Shares will be listed on the New York Stock Exchange, subject only to official notice of issuance. No approval of the stockholders of Purchaser is required to issue the Shares to Seller pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser makes no representation or warranty whatsoever as to fluctuations in the market price of Purchaser's securities, including the Shares.

5.9.     Registration Statement and Information Statement.

         None of the information to be supplied by Purchaser for inclusion or incorporation by reference in the Registration Statement or the Information Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Information Statement, at the time of the mailing of the Information Statement and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event with respect to Purchaser, its officers and directors or any of its subsidiaries shall occur that is required to be described in the Information Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to Seller's stockholders. The Registration Statement will comply (with respect to Purchaser) as to form in all material respects with the provisions of the Securities Act, and the Information Statement will comply (with respect to Purchaser) as to form in all material respects with the provisions of the Exchange Act.

5.10.    SEC Reports.

         Purchaser has heretofore filed with the SEC all forms, statements, reports and documents (together with all exhibits, amendments and supplements thereto) required to be filed by Purchaser under each of the Securities Act and the Exchange Act and the SEC rules and regulations thereunder, including an Annual Report on Form 10-K for the year ended December 31, 2001.

                                   ARTICLE 6.
                        CERTAIN COVENANTS AND AGREEMENTS

6.1.     Regulatory Approvals.

         6.1.1. As promptly as practicable and no later than five (5) Business Days following the execution of this Agreement, Seller and Purchaser shall complete any filing that may be required pursuant to the HSR Act (each an "HSR Filing"), or shall mutually agree that no such filing is required. Seller and Purchaser shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act. Each party shall pay its own expenses in connection with the HSR Filings and any other similar filings required in any other jurisdiction, and shall share equally any filing fees associated with the HSR Filings.

         6.1.2. No later than one (1) Business Day after the date hereof, Seller and Purchaser shall jointly cause to be filed by Seller's FCC counsel one or more applications with the FCC requesting its consent to the assignment of the FCC Licenses from BCR License Sub to Entravision License Sub, which applications are attached hereto at Exhibit A (the "FCC Application"). Each party shall pay its own expenses in connection with the preparation and prosecution of the FCC Application and shall share equally any filing fees associated with the FCC Application.

         6.1.3. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Purchaser shall each use their respective reasonable best efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority or other Person any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by Seller, Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the consummation of the other transactions contemplated hereby and thereby and the assignment of the FCC Licenses from BCR License Sub to Entravision License Sub; (c) furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Registration Statement and filings in connection with the HSR Act and the FCC Application, and to supply promptly any additional information and documentary material that may be requested in connection with such filings or applications; (d) avoid the entry of, or have vacated or terminated, any Order that would restrain, prevent or delay the Closing or the FCC Order, including defending against and opposing any lawsuits or other proceedings (including any FCC reconsideration or review), whether judicial or administrative, reviewing or challenging this Agreement, the consummation of the other transactions contemplated hereby and thereby or the assignment of the FCC Licenses from BCR License Sub to Entravision License Sub; and (e) execute and deliver any additional instruments necessary to assign the FCC Licenses from BCR License Sub to Entravision License Sub or to consummate any other transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the assignment of the FCC Licenses from BCR License Sub to Entravision License Sub or the consummation of the other transactions contemplated hereby at the behest of any Governmental Authority or other Person without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting this Section 6.1.3, Purchaser agrees to take any and all reasonable steps and to make any and all reasonable undertakings to (i) avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law, including the Communications Act, that may be asserted by any Governmental Authority with respect to consummation of the transactions contemplated by this Agreement and (ii) resolve any objection that may be asserted by the FCC or any other Person in order to obtain promptly the FCC Order or satisfy or comply with any conditions imposed by the FCC Order, in all events so as to enable the Closing to occur as soon as reasonably possible. Notwithstanding the foregoing, the parties agree that neither party shall be obligated, in complying with this Section 6.1.3, to take any actions to cause any third party to take any actions, in regard to any Governmental Authority. It is understood and agreed that third parties that may have interests in Seller or Purchaser, including the interest of Univision Communications Inc. in Purchaser, are beyond the control of Seller or Purchaser (except to the extent of any agreements between Purchaser, Seller and any such third party, as applicable), and cannot be required to take or cooperate in actions that would result in obtaining necessary Governmental Authority action with respect to the consummation of the transactions contemplated by this Agreement. In no event shall either party be responsible for adverse actions of a Governmental Authority, with respect to the consummation of the transactions contemplated by this Agreement, resulting from the actions or lack of cooperation of any third parties.

         6.1.4. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Order becomes a Final Order, the terms of
Section 6.1.3 shall survive the Closing until the FCC Order becomes a Final Order; provided, however, that such terms shall only survive as applied to actions relating to the obtaining of the FCC Order and such FCC Order becoming a Final Order. No assignment of the FCC Licenses shall occur prior to obtaining the FCC Order.

6.2.     Third Party Consents and Notices.

         6.2.1. Seller will use its reasonable best efforts to obtain all Third Party Consents and customary estoppel certificates as promptly as practicable after the date of this Agreement. All Third Party Consents shall be in form reasonably satisfactory to Purchaser, and none shall provide for any increase in cost or other change in terms and conditions after the Closing which would be materially adverse to Purchaser.

         6.2.2. If any Third Party Consent has not been obtained prior to Closing and prior to Closing an Alternative Arrangement has been obtained with respect to the Assumed Contract to which such Third Party Consent pertains (in each case, a "Deferred Contract"), then Seller shall retain, until such time as such Third Party Consent shall have been obtained by Seller, all rights to and liabilities under the Deferred Contract. Until the assignment of the Deferred Contract, (a) Seller shall continue to use reasonable best efforts and Purchaser shall cooperate with Seller to obtain all required consents or approvals to remove any other impediments to such assignment, and (b) Seller shall cooperate with Purchaser (and Purchaser shall cooperate with Seller) in any lawful arrangement to provide (to the extent permitted without breach of such Deferred Contract) that Purchaser shall receive the benefits of such Deferred Contract after the Closing Date to the same extent, and without any additional cost or expense to Purchaser, as if such Deferred Contract had been assigned to Purchaser (such arrangement, an "Alternative Arrangement"). To the extent that Purchaser receives such benefits, Purchaser shall assume Seller's Liabilities thereunder arising on or after the Closing Date with respect to such Alternative Arrangement and Purchaser shall perform any such obligations of Seller arising under such Alternative Arrangement. If, subsequent to the Closing, Seller shall obtain all required consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to Purchaser and assumed by Purchaser, without need of further action by Seller or of further documentation except for notice from Seller to Purchaser that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to Purchaser, (i) no party shall have any further liability under the Alternative Arrangement related thereto, and (ii) the Deferred Contract shall be deemed to be an Assumed Contract.

         6.2.3. Prior to Closing, Seller shall provide written notice to third parties which have entered into material contracts with any of the Stations (other than the Assumed Contracts) regarding (a) the existence of this Agreement and the transactions contemplated hereby and (b) that Purchaser is not assuming any obligations of Seller or the Stations in respect of the contracts with such third parties. Seller shall promptly provide copies of these written notices to Purchaser.

6.3.     Access to Information.

         From the date hereof until the Closing (upon reasonable notice to Seller), during normal business hours, Seller shall, and shall cause its officers, directors, employees, auditors and agents to, (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access to the offices, properties, books and records of Seller to the extent related to the Purchased Assets, and (b) furnish to the officers, employees and authorized agents and representatives of

Purchaser such additional information regarding the Purchased Assets as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby, including all engineering reports relating to the upgrade of KLYY-FM described in Schedule 2.1.1 hereto (the "KLYY Upgrade"); provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any Station.

6.4.   Confidentiality.

       The terms of the confidentiality agreement dated as of December 4, 2002 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.4 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement and the Purchased Assets. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

6.5.   Public Announcements.

       Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may, in the reasonable opinion of counsel, be advisable or required by Law or any listing agreement with a national securities exchange to which Seller or Purchaser is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

6.6.   Ordinary Course of Business.

       Subject to the terms of the Time Brokerage Agreement and the obligations of the parties thereunder, during the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, Seller shall cause the Stations to not knowingly take any action which would cause the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied as of the Closing Date.

6.7.   Control of the Station.

       Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Seller until the Closing, except as contemplated by the Time Brokerage Agreement.

6.8.   Risk of Loss.

       Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Stations) shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at Seller's sole expense, and shall advise Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If necessary and provided that Seller is diligently pursuing such restoration, repair or replacement, the Closing Date shall be extended for a period up to the Outside Date to accomplish such restoration, repair or replacement. If such restoration, repair or replacement does not exceed One Hundred Thousand Dollars ($100,000) and is not accomplished prior to the Closing Date, as the same may be extended as provided herein, the parties shall consummate the Closing and Purchaser shall receive all insurance proceeds paid or payable to Seller and Purchaser shall thereafter complete such restoration, repair or replacement at its sole expense; provided, however, Seller shall have no further liabilities with respect to such damage or destruction after payment to Purchaser of such insurance proceeds. If such restoration, repair or replacement exceed One Hundred Thousand Dollars ($100,000) and is not accomplished prior to the Outside Date, Purchaser may terminate this Agreement in Purchaser's sole and absolute discretion.

6.9.   Collection of Receivables.

       Within three (3) Business Days after the effective date of the Time Brokerage Agreement (the "TBA Date"), Seller shall deliver to Purchaser a complete and detailed list of all the Stations' accounts receivable arising from the broadcast of advertising time on the Stations' prior to the TBA Date ("Seller's AR"). For a period of one hundred eighty (180) days following the TBA Date (the "Collection Period"), Purchaser will promptly forward to the address for Seller set forth in Section 11.6 below, any amounts received by Purchaser at the Stations or otherwise representing any Seller's AR. Purchaser shall not be required to institute any legal proceedings to enforce the collection of Seller's AR or to refer any of Seller's AR to a collection agency. Any Account Receivable not collected by Purchaser within the Collection Period shall revert to Seller. Purchaser shall reassign, without recourse to Purchaser, each Account Receivable and deliver to Seller, all records relating thereto on the same day as it remits to Seller the collections received. Purchaser shall have no right to set-off any amounts collected for Accounts Receivable for any amounts owed to Purchaser by Seller. Purchaser shall incur no liability to Seller for any uncollected account.

6.10.  Time Brokerage Agreement.

       Within one (1) Business Day of the earlier of expiration or termination of any waiting periods (and any extensions thereof) under the HSR Act, Seller and Purchaser shall enter into a time brokerage agreement in substantially the form attached hereto as Exhibit B (the "Time Brokerage Agreement"). The Time Brokerage Agreement shall remain in effect during the remainder of the term of this Agreement and shall terminate upon termination of this Agreement or consummation of the acquisition of the Purchased Assets by Purchaser hereunder. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Seller shall not be deemed to have breached or failed to comply with any representations, warranties, covenants, or agreements with respect to the Stations or the Purchased Assets if such breach or failure is due or caused directly by any act, omission or instruction of Purchaser under or in connection with the Time Brokerage Agreement or any activities or transactions by Purchaser in furtherance thereof or in connection therewith or any actions of Seller in accordance with the terms of the Time Brokerage Agreement.

6.11.  Filings; Other Actions.

       6.11.1. Seller shall, as soon as practicable after the date hereof, prepare and file with the SEC the Information Statement and Purchaser shall prepare and file with the SEC the Registration Statement (including the prospectus of Purchaser), in which the Information Statement will be included. Purchaser and BCR shall share equally any filing fees associated with the filing of the Registration Statement. The Registration Statement shall include a plan of distribution providing for both the distribution of the Shares from BCR to BCR's stockholders ("Stockholder Distribution"), and the sale of the Shares into the public market by BCR and any Person deemed to be an "underwriter" within the meaning of Rule 145(c) under the Securities Act with respect to the Shares (collectively, the "Selling Stockholders") (any such sale, a "Public Sale"). Each of Purchaser and Seller shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, BCR shall mail the Information Statement to BCR's stockholders. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is currently not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Shares, and Seller shall furnish all information concerning Seller and BCR's stockholders as may reasonably be requested in connection with any such action.

       6.11.2. If at any time after the Closing, BCR shall desire to effect either a Stockholder Distribution or BCR or the Selling Stockholders shall desire to effect a Public Sale, and BCR or the Selling Stockholders, as the case may be, are not able to do so pursuant to the Registration Statement because the information contained in the Registration Statement shall no longer be current or for any other reason, then Purchaser shall use reasonable best efforts to reasonably promptly amend the Registration Statement pursuant to which BCR may effect such Stockholder Distribution or BCR and the Selling Stockholders may effect such Public Sale, as applicable. With respect to the information to be included in any such amendment, Seller shall be deemed to have made, as of the date of such amendment, the representations and warranties set forth in Section
4.18 with respect to the information supplied by Seller, and Purchaser shall be deemed to have made, as of the date of such amendment, the representations and warranties set forth in Section 5.9 with respect to the information supplied by Purchaser. Purchaser shall use reasonable best efforts to maintain the effectiveness of such Registration Statement, as so amended, until such time as BCR shall have completed such Stockholder Distribution or BCR and the Selling Stockholders shall have completed such Public Sale, provided that Purchaser shall have no obligation hereunder to maintain the effectiveness of the Registration Statement beyond the date which is the fifteen (15) month anniversary of the Closing Date. Notwithstanding anything contained in this
Section 6.11.2 to the contrary, BCR acknowledges that, from time to time, there may be circumstances under which Purchaser may notify BCR that BCR and the Selling Stockholders may be required to suspend temporarily the use of the Registration Statement, and any prospectus forming a part thereof, to effect transactions as part of a Stockholder Distribution or Public Sale, and BCR covenants and agrees (for itself and on behalf of the Selling Stockholders) to cooperate fully with all such requests and notices from Purchaser; provided, that Purchaser shall not have the right to require any such suspension for more than a total of five (5) Business Days on any occasion or on more than a total of two (2) occasions during the fifteen (15) month period referred to above, for a maximum aggregate period of suspension during such fifteen (15) month period of not in excess of ten (10) Business Days.

       6.11.3. Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated hereby.

       6.11.4. Prior to the Closing Date, Purchaser shall cause the Shares to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

6.12.  Employees.

       As of the Closing Date, Purchaser may, at Purchaser's option, offer employment to any employee of Seller who works primarily at or for the Stations on such terms and conditions as may be mutually agreed upon by Purchaser and such employee. Notwithstanding any possible inferences to the contrary, neither Seller nor Purchaser intends for this Section 6.12 to create any rights or obligations except as between Seller and Purchaser, and no past, present or future employees of Seller or Purchaser will be treated as third-party beneficiaries of this Section 6.12.

6.13.  KLYY Upgrade.

       Prior to the Closing, Seller shall consult with Purchaser and obtain Purchaser's consent (which consent shall not be unreasonably withheld, delayed or conditioned) prior to making any material changes to facilities in connection with the KLYY Upgrade.

                                   ARTICLE 7.
                        CONDITIONS TO PURCHASER'S CLOSING

       The obligations of Purchaser to purchase the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

7.1.   Representations and Warranties.

       The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except in all cases where the failure of any representation or warranty to be true and correct would not have a Material Adverse Effect.

7.2.   Covenants.

       Seller shall have performed the covenants and agreements contained in this Agreement that are to be performed by Seller at or prior to the Closing, except in all cases where the failure to perform such covenants and agreements would not have a Material Adverse Effect.

7.3. FCC Order.

     The FCC Order shall be in full force and effect (it being understood that Purchaser's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

7.4. HSR Act.

     Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

7.5. No Orders.

     No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

7.6. Third Party Consents.

     The Third Party Consents set forth on Schedule 7.6 shall have been obtained without the imposition of any conditions materially adverse to Purchaser; provided, that if an Alternative Arrangement has been entered into in lieu of the receipt of any such Third Party Consent for an Assumed Contract as contemplated by Section 6.2.2, no consents or approvals with respect to such Assumed Contract shall be required to be obtained under this Section 7.6.

7.7. Closing Deliveries.

     Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 9.1 hereof.

7.8. Registration Statement.

     The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Purchaser or Seller, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

7.9. Information Statement.

     At least twenty (20) calendar days shall have elapsed from the mailing of the Information Statement to the stockholders of Seller.


                                   ARTICLE 8.
                         CONDITIONS TO SELLER'S CLOSING

     The obligations of Seller to sell, transfer, convey and deliver the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

8.1. Representations and Warranties.

     The representations and warranties of Purchaser contained in this Agreement (except for the representations and warranties set forth in Section 5.8) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement); and the representations and warranties of Purchaser set forth in Section 5.8 shall be true and correct in all respects as of the Closing Date.

8.2. Covenants.

     Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing.

8.3. FCC Order.

     The FCC Order shall be in full force and effect (it being agreed and understood that Seller's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

8.4. HSR Act.

     Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchased Assets contemplated hereby shall have expired or shall have been terminated.

8.5. No Orders.

     No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

8.6. Closing Deliveries.

     Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 9.2.

8.7  Listing of Shares.

     The Shares shall be listed on the New York Stock Exchange, subject only to official notice of issuance.

8.8. Registration Statement.

     The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Purchaser or Seller, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

8.9. Information Statement.

     At least twenty (20) calendar days shall have elapsed from the mailing of the Information Statement to the stockholders of Seller.



                                   ARTICLE 9.
                      DOCUMENTS TO BE DELIVERED AT CLOSING

9.1. Delivery by Seller.

     At the Closing, Seller shall deliver to Purchaser the following:

     9.1.1. The deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 3.4 hereto.

     9.1.2. A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Section 7.1 and Section 7.2 hereof.

      9.1.3. The Business Records.

      9.1.4. Instructions to the Deposit Escrow Agent in writing and duly executed by Seller to return the Deposit to Purchaser.

9.2.  Delivery by Purchaser.

      At the Closing, Purchaser shall deliver to Seller the following:

      9.2.1. The Cash Payment in the amount and manner set forth in Section 3.2.

      9.2.2 A stock certificate or stock certificates representing the Shares in the amount and manner set forth in Section 3.2.

      9.2.3. A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Section 8.1 and Section 8.2 hereof.

      9.2.4. An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.


                                   ARTICLE 10.
                                   TERMINATION

10.1. Termination.

      This Agreement may be terminated by the mutual written agreement of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

      10.1.1. by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 7.1 and Section 7.2 would not be satisfied as of the Closing, and such breach has not been cured by Seller within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Seller is diligently attempting to cure such breach);

      10.1.2. by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 8.1 and Section 8.2 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty
(30) days and Purchaser
is diligently attempting to cure such breach); provided, however, that no such cure period shall apply in the case of a breach by Purchaser of Purchaser's representations and warranties set forth in Section 5.8 hereof;

      10.1.3. by either Purchaser or Seller if the FCC denies the FCC Application in an order that has become a Final Order, or has designated the FCC Application for a hearing; or

      10.1.4. by either Purchaser or Seller if the Closing has not occurred on or before such date which is nine (9) months after the date of this Agreement (the "Outside Date").

10.2. Effect of Termination.

      In the event of termination of this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any material breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity). Notwithstanding anything to the contrary contained herein, the provisions of Sections 6.4, 10.3 and 11.4 shall expressly survive the termination of this Agreement.

10.3. Release of Deposit.

      10.3.1. If this Agreement is terminated by Seller pursuant to Section 10.1.2, then within five (5) Business Days after such termination, the Deposit (excluding all accrued interest thereon) shall be paid to Seller by wire transfer of immediately available funds pursuant to written instructions provided by Seller and Purchaser to the Deposit Escrow Agent. The parties acknowledge and agree that payment of the Deposit to Seller pursuant to this
Section 10.3.1 shall not constitute liquidated damages, and Seller shall be entitled to any and all rights and remedies available at law or in equity.

      10.3.2. If this Agreement is terminated for any reason other than as set forth in Section 10.3.1 above, then and in that event, within five (5) Business Days after such termination, the Deposit (and all accrued interest thereon) shall be refunded to Purchaser by wire transfer of immediately available funds pursuant to instructions provided by Seller and Purchaser to the Deposit Escrow Agent.

                                   ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

11.1. Survival.

      The representations and warranties in this Agreement shall terminate at, and will have no further force and effect after, the Closing. No covenants or agreements of the parties contained in this Agreement shall survive the Closing, except that covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

11.2. Specific Performance.

      The parties acknowledge that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that each shall be entitled, in the event of a default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

11.3. Additional Actions, Documents and Information.

      Purchaser agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

11.4. Fees and Expenses.

      Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

11.5. Transfer Taxes.

      All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Purchaser or Seller, shall be borne by Purchaser. Purchaser or Seller, as required by Law, shall file all necessary documentation with respect to, and make all payments of, such taxes and fees on a timely basis; provided that Purchaser shall remit any funds necessary to pay such taxes and fees under this Section 11.5 in sufficient time to allow timely payment of any such taxes and fees.

11.6. Notices.

      All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

      If to Purchaser:

      Entravision Communications Corporation
      2425 Olympic Boulevard, Suite 6000 West
      Santa Monica, CA 90404
      Attention: Walter F. Ulloa
      Telephone: (310) 447-3870
      Facsimile: (310) 447-3899

      with a copy (which shall not constitute notice) to:

      Entravision Communications Corporation
      2425 Olympic Boulevard, Suite 6000 West
      Santa Monica, CA 90404
      Attention: Michael G. Rowles
      Telephone: (310) 447-3873
      Facsimile: (310) 453-9919

      If to Seller:

      Big City Radio, Inc.
      c/o Metromedia Company
      One Meadowlands Plaza
      East Rutherford, New Jersey 07073-2137
      Attention: David A. Persing
      Telephone: (201) 531-8022
      Facsimile: (201) 531-2803

      with a copy (which shall not constitute notice) to:

      Hogan & Hartson L.L.P.
      8300 Greensboro Drive
      Suite 1100
      McLean, Virginia 22102
      Attention: Thomas E. Repke
                 Richard T. Horan, Jr.
      Telephone: (703) 610-6138
                 (703) 610-6111
      Facsimile: (703) 610-6200

or such other address as the addressee may indicate by written notice to the other parties.

      Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.7. Waiver.

      No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.8.  Benefit and Assignment.

       11.8.1. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto.

       11.8.2. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.9.  Entire Agreement; Amendment.

       This Agreement, the Deposit Escrow Agreement and the Time Brokerage Agreement, including the Schedules and Exhibits hereto and thereto and the other instruments and documents referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

11.10. Severability.

       If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

11.11. Headings.

       The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.12. Governing Law; Jurisdiction.

       This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 11.6 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

11.13. Signature in Counterparts.

       This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                            SELLER

                                            BIG CITY RADIO, INC.


                                            By: /s/ P. R. Thomson
                                            Name: P. R. Thomson
                                            Title: VP and CFO


                                            BIG CITY RADIO-LA, L.L.C.


                                            By: /s/ P. R. Thomson
                                            Name: P. R. Thomson
                                            Title: VP and CFO


                                            PURCHASER

                                            ENTRAVISION COMMUNICATIONS
                                            CORPORATION


                                            By: /s/ Walter F. Ulloa
                                            Name: Walter F. Ulloa
                                            Title: Chairman and CEO

                                     ANNEX I
                                   DEFINITIONS

         "Accounts Receivable" shall mean all accounts receivable with respect to the Stations as of the end of the broadcast day immediately preceding the Closing Date.

         "Affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Alternative Arrangement" shall have the meaning set forth in Section 6.2.2.

         "Appraisal Firm" shall have the meaning set forth in Section 3.5.1.

         "Assumed Contracts" shall have the meaning set forth in Section 2.3.

         "BCR" shall have the meaning set forth in the Preamble.

         "BCR License Sub" shall have the meaning set forth in the Preamble.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Business Records" shall have the meaning set forth in Section 2.1.7.

         "Cash Payment" shall have the meaning set forth in Section 3.2.2.

         "Closing" shall have the meaning set forth in Section 3.3.

         "Closing Date" shall have the meaning set forth in Section 3.3.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Collection Period" shall have the meaning set forth in Section 6.9.

         "Communications Act" shall mean the Communications Act of 1934, as amended.

         "Confidentiality Agreement" shall have the meaning set forth in Section 6.4.

         "Deferred Contract" shall have the meaning set forth in Section 6.2.2.

         "Deposit" shall have the meaning set forth in Section 3.1.

         "Deposit Escrow Agent" shall have the meaning set forth in Section 3.1.

         "Deposit Escrow Agreement" shall have the meaning set forth in Section 3.1.

         "Entravision License Sub" shall mean Entravision Holdings, LLC, a California limited liability company and a wholly-owned subsidiary of Purchaser.

         "Environmental Laws" shall mean the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA"); 42 U.S.C. (S) 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S) 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 5101 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. (S) 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. (S) 7401 et seq.; or any other applicable federal, state, or local laws relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "FCC" shall mean the Federal Communications Commission.

         "FCC Application" shall have the meaning set forth in Section 6.1.2.

         "FCC Licenses" shall have the meaning set forth in Section 2.1.1.

         "FCC Order" shall mean that the FCC (including the Media Bureau pursuant to delegated authority) has granted or given consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses from Seller to Purchaser.

                                    Annex I-2

         "Final Order" shall mean that the FCC Order shall have become final, that is, that the time period for filing any protests or requests or petitions for stay,reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction of such order and the time period for the FCC or its staff to have taken any actions to reconsider or review such order shall have expired, and that no timely protest or request or petition for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction or action by the FCC or its staff to reconsider or review such order shall be pending.

         "Governmental Authority" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

         "Hazardous Materials" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "HSR Filing" shall have the meaning set forth in Section 6.1.1.

         "Information Statement" shall have the meaning set forth in Section
4.18.

         "KLYY Upgrade" shall have the meaning set forth in Section 6.3.

         "Law" shall mean any statute, law, ordinance, rule or regulation.

         "Leased Transmitter Sites" shall have the meaning set forth in Section 2.1.2.

         "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, known or unknown, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         "Liens" shall mean, statutory or otherwise, any liens, easements, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges, rights of others or restrictions (whether on voting,

                                    Annex I-3
sale, transfer, disposition or otherwise) or encumbrances of any nature whatsoever, whether imposed by agreement, understanding, law or equity.

         "Material Adverse Effect" or "material adverse effect" shall mean a material adverse effect on the Purchased Assets taken as a whole, but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Stations operate, (b) general, national, regional or local economic or financial conditions, (c) new governmental Laws, (d) the failure to achieve any financial or operational targets, projections or milestones set forth in any Seller business plan or budget, or (e) liquidity or cash flow deficiencies affecting Seller's business, properties, assets, liabilities, financial condition, results of operations, properties or prospects.

         "Order" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Authority.

         "Outside Date" shall have the meaning set forth in Section 10.1.4.

         "Permitted Liens" shall mean (a) Liens for taxes not yet accrued; (b) landlord's Liens and Liens for property taxes not delinquent; (c) statutory Liens that were created in the ordinary course of business and which are not delinquent; (d) restrictions or rights granted to Governmental Authorities under applicable Law to the extent not arising pursuant to any defaults thereunder;
(e) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable Law; (f) Liens on the Leased Transmitter Sites and the Studio Sites that do not materially affect the current use and enjoyment thereof in the operation of the Stations or the value of such Leased Transmitter Sites and Studio Sites; (g) customary utility and similar easements affecting property; and (h) Liens for which a proration adjustment is made pursuant to Section 3.6 of this Agreement.

         "Person" or "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

         "Public Sale" shall have the meaning set forth in Section 6.11.1.

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Purchase Price" shall have the meaning set forth in Section 3.2.

         "Purchaser" shall have the meaning set forth in the Preamble.

                                   Annex I-4

         "Registration Statement" shall have the meaning set forth in Section
5.8.

         "SEC" shall mean the Securities and Exchange Commission and any other similar or successor agency of the federal government then administering the Securities Act or the Exchange Act.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Seller" shall have the meaning set forth in the Preamble.

         "Seller's AR" shall have the meaning set forth in Section 6.9.

         "Selling Stockholders" shall have the meaning set forth in Section 6.11.1.

         "Shares" shall have the meaning set forth in Section 3.2.2.

         "Stations" shall have the meaning set forth in the Recitals.

         "Stockholder Distribution" shall have the meaning set forth in Section 6.11.1.

         "Studio Sites" shall have the meaning set forth in Section 2.1.4.

         "Taxes" shall mean all federal, state and local taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

         "TBA Date" shall have the meaning set forth in Section 6.9.

         "Third Party Consents" shall have the meaning set forth in Section
4.15.

         "Time Brokerage Agreement" shall have the meaning set forth in Section 6.10.

                                    Annex I-5

                                    SCHEDULES

Schedule 2.1.1                  FCC Licenses

Schedule 2.1.2                  Leased Transmitter Sites

Schedule 2.1.4                  Studio Sites

Schedule 2.3                    Assumed Contracts

Schedule 4.3                    Consents and Approvals

Schedule 4.7                    Tangible Personal Property

Schedule 4.8                    Pending FCC Matters

Schedule 4.12                   Litigation

Schedule 4.15                   Third Party Consents

Schedule 5.6.2                  Purchaser's Media Interests

Schedule 7.6                    Required Third Party Consents For Closing

                                    EXHIBITS

Exhibit A                 FCC Application

Exhibit B                 Time Brokerage Agreement